Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports First Quarter Results

•	Revenues of $2.8 billion – down 14%

•

EPS of $0.43 – includes a $175.9 million pretax gain on the LandSource transaction and a $91.6 million pretax charge related to FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs

•	Homebuilding operating earnings of $140.0 million – down 69%

•	Financial Services operating earnings of $15.9 million – up $5.2 million

•	Homebuilding debt to total capital improved to 30.9% from 36.0% (net homebuilding debt to total capital of 28.6%)

•	New orders of 7,132 homes – down 27%; cancellation rate of 29%

Miami, March 27, 2007 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 28, 2007. First quarter net earnings in 2007 were $68.6 million, or $0.43 per diluted share, compared to first quarter net earnings of $258.1 million, or $1.58 per diluted share, in 2006.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “The housing market continues to demonstrate overall weakness. While some markets are performing better than others, the typically stronger spring selling season has not yet materialized. These soft market conditions have been exacerbated by the well-publicized problems in the subprime lending market.”

Mr. Miller continued, “As weak market conditions have persisted, we have continued to focus on our ‘balance sheet first’ strategy. Since early 2006, we have focused on fortifying our balance sheet by carefully managing inventory levels (converting both land and home inventory to cash) and significantly reducing land purchases and starts. Concurrently, we have adjusted our land assets where appropriate while we have written-off option deposits and pre-acquisition costs on land we no longer desire to close.”

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“Additionally, we completed the LandSource transaction this quarter, further strengthening our balance sheet with the receipt of approximately $700 million of cash during the quarter. The strong sponsorship of LandSource, coupled with the land availability primarily created by builders walking away from option deposits, positions us for new opportunities to purchase favorably-priced, larger land parcels within LandSource.”

“While we are primarily focused on fortifying our balance sheet, we are concurrently focused on rebuilding our profit margins. Given current market conditions, we are continuing to pursue cost reductions, SG&A savings, product redesign and proper land pricing in order to see margin improvement starting in the second half of 2007. Until we see prices stabilize, however, we will not be able to project the timing or the scope of margin recovery, or set earnings goals for the company.”

“We are very pleased that we ended our first quarter with our net homebuilding debt to total capital at 28.6%. Our strong balance sheet will position us well for success as market conditions recover. In the interim, we will continue to manage our business with day-by-day focus on maintaining a very low inventory balance and a consistent pressure on reducing costs as we rebuild our margins.”

Mr. Miller concluded, “Given the state of the market, we do not expect to achieve our previously stated 2007 earnings goal, and we are not comfortable providing a new earnings goal at this time. Our company remains focused on managing through this downturn with a balance sheet first strategy, maintaining ample liquidity to position us well for future opportunities.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED FEBRUARY 28, 2007 COMPARED TO

THREE MONTHS ENDED FEBRUARY 28, 2006

Homebuilding

Revenues from home sales decreased 10% in the first quarter of 2007 to $2.6 billion from $2.9 billion in 2006. Revenues were lower primarily due to a 4% decrease in the number of home deliveries and a 7% decrease in the average sales price of homes delivered in 2007. New home deliveries, excluding unconsolidated entities, decreased to 8,566 homes in the first quarter of 2007 from 8,904 homes last year. In the first quarter of 2007, new home deliveries were lower primarily due to a decrease in the Company’s Homebuilding Central and West segments, compared to 2006. The average sales price of homes delivered decreased to $303,000 in the first quarter of 2007 from $326,000 in the same period last year, primarily due to higher sales incentives offered to homebuyers ($45,500 per home delivered in the first quarter of 2007, compared to $13,800 per home delivered in the same period last year).

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Gross margins on home sales excluding FAS 144 valuation adjustments were $409.2 million, or 15.6%, in the first quarter of 2007, compared to $727.9 million, or 24.9%, in 2006. Gross margin percentage on home sales decreased compared to last year in all of the Company’s homebuilding segments and Homebuilding Other primarily due to higher sales incentives offered to homebuyers. Gross margins on home sales including FAS 144 valuation adjustments were $360.9 million, or 13.8%, in the first quarter of 2007 due to $48.3 million of FAS 144 valuation adjustments ($19.1 million, $11.3 million, $17.1 million and $0.8 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other).

Selling, general and administrative expenses as a percentage of revenues from home sales increased to 14.1% in the first quarter of 2007, from 13.0% in 2006. The 110 basis point increase was primarily due to lower revenues and an increase in broker commissions, partially offset by lower personnel-related expenses.

Loss on land sales totaled $26.5 million in the first quarter of 2007, net of $21.0 million of write-offs of deposits and pre-acquisition costs ($13.8 million, $1.3 million, $3.1 million and $2.8 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other) related to approximately 4,000 homesites under option that the Company does not intend to purchase and $13.2 million of FAS 144 valuation adjustments ($9.5 million, $3.5 million and $0.2 million, respectively, in the Company’s Homebuilding East and West segments and Homebuilding Other), compared to gross profit from land sales of $49.1 million last year.

In February 2007, the Company’s LandSource joint venture admitted MW Housing Partners as a new strategic partner. The transaction resulted in a cash distribution to the Company of approximately $700 million. The Company’s resulting ownership of LandSource is 16%. The Company will retain a promote opportunity allowing it to have a disproportionate share of the entity’s future positive net cash flow. As a result of the recapitalization, the Company recognized a pretax gain of $175.9 million in the first quarter of 2007 and could potentially recognize an additional $400 million in future years, in addition to profits from its continuing ownership interest.

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Equity in earnings (loss) from unconsolidated entities was ($14.2) million in the first quarter of 2007, which included $6.5 million of FAS 144 valuation adjustments ($3.8 million and $2.7 million, respectively, in the Company’s Homebuilding East and West segments) to the Company’s investments in unconsolidated entities, compared to equity in earnings from unconsolidated entities of $38.2 million last year. Management fees and other income, net, totaled $13.8 million in the first quarter of 2007 (including $2.6 million of FAS 144 valuation adjustments), compared to $19.4 million in the first quarter of 2006. Minority interest expense, net was $0.5 million and $4.4 million, respectively, in the first quarter of 2007 and 2006. Sales of land, equity in earnings (loss) from unconsolidated entities, management fees and other income, net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment were $15.9 million in the first quarter of 2007, compared to $10.6 million last year. The increase was primarily due to improved results from the segment’s mortgage operations as a result of an increased capture rate and a higher percentage of fixed-rate loans.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.7% and 1.6%, respectively, in the first quarter of 2007 and 2006.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

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Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2006. We do not undertake any obligation to update forward-looking statements.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern time on Tuesday, March 27, 2007. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 867353 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended February 28,
	2007	2006
Revenues:
Homebuilding	$2,663,170	3,108,718
Financial services	128,910	131,941

Total revenues	$2,792,080	3,240,659

Homebuilding operating earnings	$139,975	450,872
Financial services operating earnings	15,869	10,625
Corporate general and administrative expenses	46,919	51,891

Earnings before provision for income taxes	108,925	409,606
Provision for income taxes	40,302	151,554

Net earnings	$68,623	258,052

Average shares outstanding:
Basic	157,130	157,826
Diluted	158,866	164,554

Earnings per share:
Basic	$0.44	1.64

Diluted	$0.43	1.58

Supplemental information:
Interest incurred (1)	$60,608	53,484
EBIT before FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs (2):
Earnings before provision for income taxes	$108,925	409,606
Interest expense	47,362	44,870
FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs	91,632	10,810

EBIT before FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs	$247,919	465,286

(1)	Homebuilding interest incurred is primarily interest capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT before FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs is a non-GAAP financial measure derived by adding back interest expense, FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs reflected in earnings before provision for income taxes. This financial measure is used in the Company's revolving credit facility’s covenant calculation.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended February 28,
	2007	2006
Revenues:
Sales of homes	$2,622,491	2,920,695
Sales of land	40,679	188,023

Total revenues	2,663,170	3,108,718

Costs and expenses:
Cost of homes sold	2,261,595	2,192,772
Cost of land sold	67,145	138,919
Selling, general and administrative	369,426	379,365

Total costs and expenses	2,698,166	2,711,056

Gain on recapitalization of unconsolidated entity	175,879	—
Equity in earnings (loss) from unconsolidated entities	(14,205)	38,190
Management fees and other income, net	13,841	19,433
Minority interest expense, net	544	4,413

Operating earnings	$139,975	450,872

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	At or for the Three Months Ended February 28,
	2007	2006
Deliveries:
East	2,599	2,572
Central	3,131	3,408
West	2,406	2,560
Other	899	759

Total	9,035	9,299

Of the total deliveries listed above, 469 represents deliveries from unconsolidated entities for the three months ended February 28, 2007, compared to 395 deliveries last year.

New Orders:
East	2,075	3,083
Central	2,373	3,619
West	1,865	2,317
Other	819	774

Total	7,132	9,793

Of the total new orders listed above, 354 represents new orders from unconsolidated entities for the three months ended February 28, 2007, compared to 282 new orders last year.

Backlog - Homes:
East	3,615	8,219
Central	2,840	4,758
West	2,450	4,962
Other	800	1,519

Total	9,705	19,458

Of the total homes in backlog listed above, 974 represents homes in backlog from unconsolidated entities at February 28, 2007, compared to 1,505 homes in backlog at February 28, 2006.

Backlog - Dollar Value:
East	$1,277,842	2,966,860
Central	673,062	1,224,905
West	1,168,050	2,347,924
Other	330,801	532,009

Total	$3,449,755	7,071,698

Of the total dollar value of homes in backlog listed above, $450,701 represents the backlog dollar value from unconsolidated entities at February 28, 2007, compared to $596,664 of backlog dollar value at February 28, 2006.

Lennar's reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas

West:	California and Nevada

Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	February 28,
	2007	2006
Homebuilding debt	$2,581,494	3,125,172
Stockholders' equity	5,774,981	5,554,800

Total capital	$8,356,475	8,679,972

Homebuilding debt to total capital	30.9%	36.0%

Homebuilding debt	$2,581,494	3,125,172
Less: Homebuilding cash	263,746	112,030

Net homebuilding debt	$2,317,748	3,013,142

Net homebuilding debt to total capital (1)	28.6%	35.2%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders' equity).